REQUIRED REQUIRED REQUIRED REQUIRED Administrative Office: Equitable Regular Mail:
Equitable Financial Life Insurance Company PO Retirement Box 1424 Service    Solutions
Charlotte, NC 28201-1424
STRUCTURED CAPITAL STRATEGIES® INCOME Series ADV
Application for an Individual Flexible Premium Variable and Equitable Express Mail:
Index-Linked Deferred Annuity Retirement 8501 IBM Dr, Service Ste 150 Solutions -IR For Assistance, please call 888-517-9900 The Annuity Account Value attributable to allocations to the Investment Charlotte, NC 28262-4333 or visit www.equitable.com Options of the Separate Accounts are variable and are not guaranteed as to dollar amount.
PLEASE PRINT 1. Contract Type R
E Choose a Contract Type. q Non-Qualified (NQ) SEP IRA
U
I Traditional IRA Qualified Plan Defined Contribution (DC) R Roth IRA Qualified Plan Defined Benefit (DB)
E
D
2. Total Initial Contribution(s) R
E Initial Contribution    $ (Minimum: $25,000) Estimated Value Required In Case of Transfer q Specify Method(s) of Payment:
U
I Check or Wire (make check payable to: Equitable) Rollover (IRA, Roth IRA or SEP IRA)
R 1035 Exchange (from Single Owner contract, NQ only) Employer Contribution to SEP IRA (Employee contributions not E 1035 Exchange (from Joint Owner contract, NQ only) permitted) D CD or Mutual Funds Proceeds (NQ) Direct Transfer (IRA, Roth IRA or SEP IRA) Financial Professional/Client will request funds (Equitable’s assistance in collecting funds not required.) (IRA or Roth IRA)
3. Account Registration (Must be a legal resident of U.S. or U.S. territories) R (Check one)
E q Individual U
I The Owner types below require additional form(s). See the New Business Form Booklet for more information.
R Trust    Qualified Plan Trust (DC/DB)    Other Non-Natural Owner    Custodian (IRA/ROTH)
E
D
A. Owner R
E    Male Female Date of Birth (MM/DD/YYYY) Mobile number # q U Email Address
I
R Owner Name
E (First) (Middle Initial) (Last)
D
Employer Name (for SEP IRA contracts only)
Owner Taxpayer Identification Number (Check one) SSN EIN ITIN
U.S. Primary Resident Address only – No P.O. Box City State Zip Code
If your Mailing Address is different from the Primary Residential Address above, please provide your Mailing Address in Section 13.
Home Office: 1290 Avenue of the Americas, New York, NY 10104 Cat. No. 163949
X04606_National Structured Capital Strategies® Income 2021 SCSI APP ADV Page 1 of 9

REQUIRED 3. Account Registration (cont’d) R
E B. PATRIOT Act Information Owner must complete this section. If the owner is not an individual, the annuitant q U must complete this section.
R I U.S. Citizen    Yes No
If no, check either: U.S. Visa (Complete below) or Permanent Resident (Green Card) (Copy of document required)
E
D
U.S. Visa Type (if applicable)
C. Successor Owner (Must be a legal resident of U.S. or U.S. territories) All markets except Qualified Plans
For Joint Life only. Must be Owner’s spouse.
Male Female Date of Birth (MM/DD/YYYY) Mobile number #
Name
(First) (Middle Initial)    (Last)
Taxpayer Identification Number (Check one) SSN ITIN
U.S. Primary Resident Address only – No P.O. Box City State Zip Code Email Address Successor Owner Form of Identification (Check one) Valid Driver’s License    Passport    State Issued ID
Identification Number                 Exp. Date (MM/DD/YYYY)
If you are applying for an NQ contract, you can give the Successor Owner full ownership rights by checking the ‘‘Yes’’ box below. If you checked ‘‘1035 Exchange from Joint Owner’’ in Section 2, you must check ‘‘Yes’’ below. Do not check if you checked ‘‘1035 Exchange from Single Owner.’’
Yes, Successor Owner will have full ownership rights
D. Annuitant (Required if other than Owner.) Annuitant must complete the PATRIOT Act Information section 3B if the owner is NOT an individual.
Male Female Date of Birth (MM/DD/YYYY) Mobile number #
Name (Middle Initial)    (Last) (First)
Taxpayer Identification Number (Check one) SSN ITIN
U.S. Primary Residential Address only – No P.O. Box City State Zip Code
E. Joint Annuitant annuitants Only complete who this are section spouses if. this is a Nq 1035 Exchange of a contract with existing joint
Male Female Date of Birth (MM/DD/YYYY) Mobile number #
Name (First) (Middle Initial) (Last) Taxpayer Identification Number (Check one) SSN ITIN
U.S. Primary Residential Address only – No P.O. Box City State Zip Code
X04606_National Structured Capital Strategies® Income 2021 SCSI APP ADV    Page 2 of 9

REQUIRED REQUIRED REQUIRED 4. Beneficiary(ies) (Please use Special Instructions Section for Additional Beneficiaries.)
R Enter A. Primary the beneficiaries full name below. Unless otherwise indicated, proceeds will be divided equally.
E q 1. %
U Primary Beneficiary Name Relationship to Owner1
I R SSN EIN ITIN
E Date of Birth (MM/DD/YYYY)
D Address Phone # 2. % 1 Primary Beneficiary Name Relationship to Owner SSN EIN ITIN
Date of Birth (MM/DD/YYYY)
Address Phone #
B. Contingent
1. % 1 Contingent Beneficiary Name Relationship to Owner SSN EIN ITIN
Date of Birth (MM/DD/YYYY)
Address Phone # 2. % 1 Contingent Beneficiary Name Relationship to Owner SSN EIN ITIN
Date of Birth (MM/DD/YYYY)
Address Phone # 1 Enter the relationship to the annuitant when the Owner is not an Individual.
5. Guaranteed Lifetime Withdrawal Benefit (GLWB) Election    Owner & Successor Owner issue ages 45-80 R Qualified Plan issue ages 45-75 (DB,DC)
E Your contract will be issued with a GLWB rider, which has a charge. You must check one of these options below (required) q U You should read the prospectus and applicable supplements for more complete information including the limitations, restrictions, I charges and other information that apply before making a selection. Your selection may not be changed once the contract is issued.
R
E Yes, I wish to elect the Level Income Option.
D Under this option the income rate does not decrease throughout the duration of the contract, even if the account value falls to zero by other than an excess withdrawal, and may increase in accordance with the contract terms.
Yes, I wish to elect the Accelerated Income Option.
This option provides a higher income rate when the account value is greater than zero and a lower income rate if the account value falls to zero by other than an excess withdrawal. The lower rate may be significantly lower than the higher rate, resulting in a significant decrease in income when the account value falls to zero. Please see your applicable Rate Sheet Supplement and prospectus for specific information regarding the amount of the reduction before selecting this option. One or both rates may increase in accordance with the contract terms.
R Type of Benefit
E q
U 1. Single Life
I
R E 2. Joint Owner, Life complete - Spousal Joint Only Annuitant (Not available Section for QP 3E .contracts) Must complete Successor Owner section 3C. If non-Natural
D
6. Optional Death Benefit Election
Your contract will be issued with a Return of Premium Death Benefit (ROP DB) at no additional cost unless you instead elect the Highest Anniversary Value Death Benefit (HAV DB).
Yes, I wish to elect Highest Anniversary Value Death Benefit (HAV DB) Issue Ages 45-75
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REQUIRED REQUIRED 6. Optional Death Benefit Election (cont’d)    only This be optional chosen Highest at the Anniversary time of application Value .Death You should Benefit read (HAV the DB) prospectus rider can and be purchased applicable for supplements an additional for charge more complete and may information elected, the including Highest Anniversary the limitations, Value restrictions, Death Benefit charges (HAV and DB) other rider information cannot be that voluntarily apply before terminated making from a selection the contract . Once .
7. Segment Performance Cap Rate Hold
R This option may only be elected at the time of application. You should read the prospectus, disclosure below and on page 6 E and applicable supplements for more complete information including the limitations, restrictions and other information that q apply to this option before making an election.
U I Yes, I wish to elect the Segment Performance Cap Rate Hold and invest in segments based on the rates as of the
R Application Received Date. The rates will be applied to all segments starting on or before the Rate Hold Expiration Date, which E is the segment start date on or immediately following 30 days after the Application Received Date.
D OR No, I do not wish to elect the Segment Performance Cap Rate Hold and I understand that I will be invested in segments based on current rates as of the segment start date.
• I understand that the secured Performance Cap Rate that will be applied to any amount that is invested in a Segment on or before the Rate Hold Expiration Date may be lower than the Performance Cap Rate otherwise in effect on any Segment Start Date during that period , and therefore electing the Segment Performance Cap Rate Hold does not guarantee me a higher Performance Cap Rate than the Performance Cap Rate that would have otherwise been applied to my investment in a Segment had I not elected the Segment Performance Cap Rate Hold.
• The Segment Performance Cap Rate Hold does not begin until the Application Received Date, and therefore it is possible that the secured Segment Performance Cap Rate applicable to investment in a Segment may be lower than the Performance Cap Rate in effect on the date that I sign this application.
• Any investment in a Segment that I make after the Rate Hold Expiration Date will not receive the secured Segment Performance Cap Rate. If my application is incomplete when submitted, it may take additional time for my application to be finalized and for certain investment to a Segment to be received by Equitable; in such situations I understand that the Rate Hold Expiration Date is not extended and therefore it may be more likely that those investments in a Segment do not receive the Segment Performance Cap Rate Hold.
• Dollar Cap Averaging in Section 8 is not available if the Segment Performance Cap Rate Hold is elected.
8. Dollar Cap Averaging (DCA)    Optional (Not available if “Yes” elected for Segment Performance Cap Rate Hold in section 7)
Check box for one time period. 3 months 6 months
By checking one of the two boxes above, I acknowledge that:
• 100% of the initial contribution will be allocated to DCA.
• The initial DCA transfer will occur on the Segment Start Date following the contract date, unless the Segment Start Date is the same as the contract date, then the initial transfer will occur on the contract date.
• The initial DCA transfer will be the Segment Start Date (SSD) on or immediately following establishing the DCA program. Each subsequent DCA transfer will occur on the SSD on or immediately following the monthiversary of the initial DCA transfer.
• You must complete Section 9A below. Section 9B is not available if DCA is elected.
• The DCA account invests in the EQ/Money Market fund.
• The funds will be systematically transferred monthly from the DCA account into Segment Type Holding Accounts and will be transferred to the Segment(s) on the Segment Start Date if all the Segment Participation Requirements are met.
9. Investment Selection
R • You must complete Section 9A below. Section 9B is not available if DCA is elected.
E q • All future contributions will be allocated according to the percentages below unless indicated otherwise. U • If you elected DCA in section 8, your initial contribution will be allocated 100% to the DCA EQ/Money Market and the I DCA transfers will be allocated according to your allocation instructions provided below.
R
E 9A. Structured Investment Option: Segment Selection (Please use whole percentages)
D
If you elect any of the Segment Types listed below, once amounts are received, they will be first placed in a Segment Type Holding Account until your Segment(s) becomes available on the Segment Start Date. At that time, your funds will be allocated per your selection(s) below provided that all Segment Participation Requirements specified in the Contract are met.
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REQUIRED 9. Investment Selection (cont’d)
Contribution Contribution Segment Type Allocation % Segment Type Allocation %
Standard Segments Annual Lock Segments
S&P 500 Standard 1 Year -10% Buffer % S&P 500 Annual Lock 3 Year -10% Buffer % S&P 500 Standard 1 Year -15% Buffer % Russell 2000 Annual Lock 3 Year -10% Buffer % Russell 2000 Standard 1 Year -10% Buffer % MSCI EAFE Annual Lock 3 Year -10% Buffer % Russell 2000 Standard 1 Year -15% Buffer % NASDAQ 100 Annual Lock 3 Year -10% Buffer % MSCI EAFE Standard 1 Year -10% Buffer % MSCI EAFE Standard 1 Year -15% Buffer % Dual Direction Segments S&P 500 Dual Direction 1 Year -10% Buffer % NASDAQ 100 Standard 1 Year -10% Buffer % % NASDAQ 100 Standard 1 Year -15% Buffer % Russell 2000 Dual Direction 1 Year -10% Buffer MSCI EAFE Dual Direction 1 Year -10% Buffer % EURO STOXX 50 Standard 1 Year -10% Buffer % EURO STOXX 50 Standard 1 Year -15% Buffer % NASDAQ 100 Dual Direction 1 Year -10% Buffer % MSCI Emerging Markets Standard 1 Year -10% Buffer % S&P 500 Dual Direction 3 Year -10% Buffer % MSCI Emerging Markets Standard 1 Year -15% Buffer % S&P 500 Dual Direction 3 Year -15% Buffer % S&P 500 Standard 3 Year -10% Buffer % Russell 2000 Dual Direction 3 Year -10% Buffer % S&P 500 Standard 3 Year -15% Buffer % Russell 2000 Dual Direction 3 Year -15% Buffer % Russell 2000 Standard 3 Year -10% Buffer % MSCI EAFE Dual Direction 3 Year -10% Buffer % Russell 2000 Standard 3 Year -15% Buffer % MSCI EAFE Dual Direction 3 Year -15% Buffer % MSCI EAFE Standard 3 Year -10% Buffer % NASDAQ 100 Dual Direction 3 Year -10% Buffer % MSCI EAFE Standard 3 Year -15% Buffer % NASDAQ 100 Dual Direction 3 Year -15% Buffer % NASDAQ 100 Standard 3 Year -10% Buffer % Enhanced Upside Segments NASDAQ 100 Standard 3 Year -15% Buffer % S&P 500 Enhanced Upside 110% 3 Year -10% Buffer % S&P 500 Enhanced Upside 110% 3 Year -15% Buffer %
Step Up Segments
% Russell 2000 Enhanced Upside 110% 3 Year -10% Buffer % S&P 500 Step Up 1 Year -10% Buffer
% Russell 2000 Enhanced Upside 110% 3 Year -15% Buffer % Russell 2000 Step Up 1 Year -10% Buffer
% MSCI EAFE Enhanced Upside 110% 3 Year -
10% Buffer % MSCI EAFE Step Up 1 Year -10% Buffer
% MSCI EAFE Enhanced Upside 110% 3 Year -15% Buffer % NASDAQ 100 Step Up 1 Year -10% Buffer NASDAQ 100 Enhanced Upside 110% 3 Year -10% Buffer % NASDAQ 100 Enhanced Upside 110% 3 Year -15% Buffer %
9B. Variable Investment Option    (Please use whole percentages)
EQ/Money Market %
9C. Contribution Allocation Total
Structured Investment Option Total % + Variable Investment Option Total % =    100%
10. Broker Transfer Authority Disclosure
Yes. I have granted authority to each of my Financial Professional(s), which are listed below, to act as my agent and provide to Equitable Investment Option transfer instructions in writing, by telephone or electronically, and I hereby authorize and direct Equitable to act on such instructions. I understand and acknowledge that Equitable (i) may rely in good faith on the stated identity of the person(s) placing such instructions, and (ii) will have no liability for any claim, loss, liability, or expense that may arise in connection with such instructions. Equitable will continue to act upon this authorization until such time as we receive written notification in our Processing Office that broker transfer authority has been terminated. Upon receipt of such notification, Equitable will terminate the Financial Professional’s ability to provide transfer instructions on your behalf. Equitable may (i) change or terminate telephone or electronic or overnight mail transfer procedures at any time without prior notice, and (ii) restrict fax, internet, telephone and other electronic transfer services because of disruptive transfer activity.
11. Current Insurance columns BOTH questions must be in completed the Owner and Response match for and the the contract Financial to be Professional issued. Response
R Replacement Questions Owner Response Financial Professional
E q Response
U 1. Do you have any other existing life insurance or annuities? Yes    No Yes    No I (If yes, a Requirements Questionnaire (which is Equitable’s state R replacement form) is required even if you answer no for question 2)
E Yes    No Yes    No
D 2. withdrawn Will any existing from, life loaned insurance against, or changed annuity be or (or otherwise has it been)surrendered, reduced in value, applied or replaced for will in connection be issued on with the this life transaction of the Owner? assuming the Contract
Questionnaire, (If yes, complete (which the following is Equitable’s below state and replacement submit a Requirements form), if required .)
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11. Current Insurance (cont’d)
Please list the contract(s) below that will be used to fund this new Equitable contract
COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO.
COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO.
COMPANY TYPE OF PLAN YEAR ISSUED CONTRACT NO.
12. Fraud Warnings
Alabama/Arkansas/Louisiana/New Mexico/Rhode Island/West Virginia: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. • Colorado/District of Columbia/Kentucky/ Maine/Tennessee/Washington: WARNING: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits. • Delaware/Indiana/ Oklahoma: WARNING: Any person who knowingly and with intent to injure, defraud or deceive an insurer, files a statement of claim containing any false, incomplete, or misleading information is guilty of a felony. • Kansas: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false Information or conceals, for the purpose of misleading, information concerning any fact material thereto may be guilty of insurance fraud as determined by a court of law. • Maryland: Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. • Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud. • Texas: Any person who knowingly and with intent to defraud any insurance company files an application or statement of claims containing any materially false, misleading or incomplete information may be guilty of a crime which may be punishable under state or federal law.• Vermont: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law. • All other states: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or a statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and subjects such person to criminal and civil penalties.
13. Special Instructions
Attach a separate sheet if additional space is needed. For Owners whose Mailing Address differs from their Primary Residential Address in Section 3, please complete the following:
Mailing Address — P.O. Box accepted                City                State                  Zip Code
14. Signature and Acknowledgements ACKNOWLEDGE GENERAL DISCLOSURE THAT: . BY SIGNING BELOW, I / WE UNDERSTAND AND
• I/We are applying for an Individual Variable and Equity Index Linked Deferred Annuity
• ACCOUNT VALUE(S) ATTRIBUTABLE TO ALLOCATIONS TO THE VARIABLE INVESTMENT OPTIONS AND THE STRUCTURED INVESTMENT OPTION, I MAY ELECT, MAY INCREASE OR DECREASE AND ARE NOT
GUARANTEED AS TO DOLLAR AMOUNT.
• Amounts I allocate to any of the Segment Types will first be allocated to the applicable Segment Type Holding Account, with the exception of (i) maturing Segments for which the allocation instructions on file are to allocate directly to another Segment; or (ii) amounts that I allocate to a Segment Type on a Segment Start Date (and which are received or held by Equitable on the Segment Start Date), which will be allocated directly to the selected Segment.
• Each Segment in the Structured Investment Option provides a rate of return tied to the performance of a specified index. The Segments are not index funds and do not invest in underlying mutual funds that hold investments tracked by a specified index.
• The Annual Lock Performance Cap Rate does not change during the duration of the Annual Lock Segment. The Annual Lock Segment performance may be different than that of the other segments of similar duration or that track similar indices.
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14. Signature and Acknowledgements
• The Segment Rate of Return for Segments using one Segment Option may differ from Segments using different Segment Options even though the Segments have similar durations and/or track similar indices. In addition, because of the way the Segment Rate of Return is calculated for Step Up and Dual Direction Segments, I understand that in certain circumstances a very small difference in the Index Performance Rate can result in a much larger difference in the Segment Rate of Return for those Segments.
• For Enhanced Upside Segments, the Segment Rate of Return—inclusive of any application of the Enhanced Upside Rate—is always subject to, and thus limited by, the Performance Cap Rate. This means that even if the Index Performance Rate multiplied by the Enhanced Upside Rate is greater than the Performance Cap Rate, the Segment Rate of Return will equal the Performance Cap Rate.
• The prospectus and applicable supplements contain more complete information including the limitations, restrictions and conditions that apply to the Contract.
• In the case of IRAs and Qualified Plans, by signing this application I acknowledge that I am buying the Contract for its features and benefits other than tax deferral. IRAs and Qualified Plans derive tax deferral from the Internal Revenue Code • and therefore the tax deferral feature of the Contract does not provide additional benefits.
• Under penalty of perjury, I acknowledge that all the Taxpayer Identification Numbers in Sections 3 and 4 are correct.
• All information and statements furnished in this application are true and complete to the best of my knowledge and belief.
• Equitable may accept amendments to this application provided by me or under my authority.
No Financial Professional has the authority to make or modify any Contract on behalf of Equitable, or to waive or alter any of Equitable’s rights and regulations. Equitable must agree to any change made to the Contract, or to the age at issue, in writing signed by an officer of the company.
• Structured Capital Strategies® Income is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to such product or any index on which such product is based. The prospectus contains a more detailed description of the limited relationship that MSCI has with Equitable and any related products.
• The S&P 500® Price Return Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Equitable. Structured Capital Strategies® Income is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Structured Capital Strategies® Income contract.
• The Contract is available through registered investment advisors who charge an advisory fee for management and advice.
•BENEFIT DISCLOSURE. I/WE UNDERSTAND AND ACKNOWLEDGE THAT:
• There are additional charges for certain guaranteed benefit riders. Please see your prospectus for additional information. Your age on the issue date of your contract may impact the extent to which you can participate in certain contract
• features. Please see your prospectus for additional information regarding the contract’s features and benefits.
The age requirements for all guaranteed benefits are based on the Owner’s age(s) at the time the contract is issued, • regardless of the Owner’s age(s) when the application is signed.
The benefit base(s) does not represent an Account Value or Cash Value. The benefit base(s) cannot be split in connection • with a divorce.
A guaranteed benefit may be of limited use if required minimum distributions apply, now or in the future, to my Contract because withdrawals that are made from this Contract to meet the required amount may significantly reduce the benefit. However, if I elect the Automatic Required Minimum Distribution (RMD) Withdrawal Service, one withdrawal per contract year of my required minimum distributions made through the automatic Required Minimum Distribution (RMD) Withdrawal Service will not reduce my Income Base. Such withdrawal will reduce the Highest Anniversary Value Death Benefit (HAV
• DB) base on a dollar for dollar basis, and the Return of Premium Death Benefit (ROP DB) benefit base on a pro-rata basis.
• Withdrawals under the Contract may reduce my benefits.
If you take a withdrawal from, or transfer out of, a Segment before the Segment Maturity Date, we calculate the Segment Interim Value (“SIV”) for that Segment. The SIV may be less than the Segment Investment and may be less than the Segment Maturity Value would have been on the Segment Maturity Date. Any such withdrawal or transfer will reduce the
• Segment Investment and the reduction may be greater than the dollar amount of the withdrawal or transfer. Any change in ownership (except for certain non-natural ownership changes) will terminate all guaranteed benefits and the death benefit will become your account value.
By signing the enrollment form/application below, I acknowledge that I received the initial prospectus, I understand that all subsequent prospectus updates and supplements will be provided to me in paper format, unless I enroll in
Equitable’s Electronic Delivery Service. By signing this application, I acknowledge and agree to the elections I have made and understand the terms and conditions set forth in this application.
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REQUIRED REQUIRED 14. Signature and Acknowledgements (cont’d) CONTRACT STATE:
We will issue and deliver a contract to you based upon your state of primary residence. If you sign the application in a state other than your primary residence state: I acknowledge that either: I have a second residence where the application was signed (the state of sale)or I work or maintain a business in the state where the application was signed (the state of sale). (Check one) When you sign this application, you are agreeing to the elections that you have made in this application and acknowledge that you have read and understand the information.
R X E Owner Signature    City, State Date (MM/DD/YYYY) q U X
I Successor Owner Signature    City, State Date (MM/DD/YYYY)
R E X D Annuitant’s Signature (if other than Owner)    City, State Date (MM/DD/YYYY)
X Joint Annuitant’s Signature (if other than Owner) City, State Date (MM/DD/YYYY)
15. Financial Professional Information
R A. Did you (i) verify the identity by reviewing the driver’s license/passport of the Owner, or in the case E of an entity owner, obtain documentary evidence of entity’s existence (e.g. articles of incorporation, q
U trust agreement, etc.), and (ii) inquire about the source of the customer’s assets and income?    Yes No I B. Is the Proposed Owner/Annuitant, or is their family member or close associate, a government, R political official or foreign military official?    Yes No
E
D If “Yes”, please provide explanation of position and relationship
C. Is the Proposed Owner/Annuitant currently an Active Duty* Member of the Armed Forces?    Yes No (If Yes, you must also submit a completed and signed LIFE INSURANCE/ANNUITY DISCLOSURE TO ACTIVE DUTY MEMBERS OF THE ARMED FORCES).
* Active Duty means full-time duty in active military service of the United States and includes members of the reserve component (National Guard and Reserve) while serving under published orders for active duty or full-time training. It does not include members of the reserve component who are performing active duty or active duty for training under military calls or orders specifying periods of less than 31 calendar days.
D. KANSAS ONLY: I/we further acknowledge that this transaction is in accord with the Company’s written statement with respect to the acceptability and appropriateness of replacements. The Question below must be completed to the best of your knowledge.
Will this contract replace or use cash values of any existing life insurance or annuity with this or any other company?    Yes No If the annuity being purchased is intended to replace or use cash values of any existing life insurance or annuity with this or any other company, please complete the Requirements Questionnaire (which is Equitable’s state replacement form). If the Contract applied for replaces any existing life insurance or annuity with this or any other company, I attest that I have reviewed the potential advantages and disadvantages of the proposed transaction.
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REQUIRED 15. Financial Professional Information (cont’d) R
E q E. NORTH CAROLINA ONLY: I acknowledge that I have truly and accurately recorded on the application the information U provided by the Proposed Owner.    Yes No
I R The applicant understands that he/she is applying for an indexed-based annuity, and that while the values of E the policy may be affected by an external index, the policy does not directly participate in any stock or equity D investments.
X Financial Professional Signature Social Security Number Agent Code
% Print Name    Phone Number
Client Account Number Email Address Agent Location
X Financial Professional Signature Social Security Number Agent Code
% Print Name    Phone Number
Cat. No. 163949 X04606_National Structured Capital Strategies®
Income 2021 SCSI APP ADV    Page 9 of 9